Exhibit 10.3

EXECUTIVE
CHANGE IN CONTROL
SEVERANCE BENEFITS AGREEMENT

             THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the “AGREEMENT” ) is entered into on May 10, 2002, between Richard M. Beyer (“Executive”) and INTERSIL CORPORATION , a Delaware corporation (the “COMPANY” ).

            WHEREAS, under the Agreement and Plan of Merger (the “Merger Agreement”) dated March 10, 2002, by and among the Company, Echo Acquisition, Inc. and Elantec Semiconductor, Inc. (“Elantec”), the Company has agreed to acquire Elantec pursuant to the Merger (as defined in the Merger Agreement) on the terms and conditions set forth in the Merger Agreement.

            WHEREAS, this Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events after the Merger.

            NOW THEREFORE, The Company and Executive hereby agree as follows:

            Certain capitalized terms used in this Agreement are defined in Article VI.

ARTICLE I
EMPLOYMENT BY THE COMPANY

             1.1    Executive will be employed as President and Chief Executive Officer of the Company subject to and upon the occurrence of the Closing (as defined in the Merger Agreement) of the Merger, on the terms and conditions set forth in the Employment Agreement (the “Employment Agreement”) dated the date hereof between the Company and Executive, which is being executed concurrently herewith.

             1.2    This Agreement shall be deemed effective at the Effective Time (as defined in the Merger Agreement) of the Merger and shall remain in full force and effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles II through VII shall survive Two and One Half (2-1/2) years following a Covered Termination (as hereinafter defined). Notwithstanding the foregoing, if the Closing of the Merger does not occur and the Merger Agreement is terminated, this Agreement shall have no force or effect and shall be void ab initio.

             1.3    The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive if Executive’s employment with the Company terminates following a Change in Control under the circumstances described in Article II of this Agreement.

             1.4    The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to Elantec, Executive’s continued employment with the Company and, in the event a Covered Termination occurs, Executive’s execution of the general waiver and release described in Section 3.2.

             1.5    Executive acknowledges and agrees that this Agreement supersedes Executive’s prior Executive Change in Control Severance Benefits Agreement dated February 13, 2001, as amended, by and between Executive and Elantec (the “Prior Agreement”). The Prior Agreement shall terminate and be of no further force or effect concurrently with (and shall be deemed to be terminated immediately prior to) the Effective Time of the Merger, and Executive waives any rights or benefits that would be payable under the Prior Agreement and forever releases and discharges the Company, Elantec and each of their affiliates from any obligations or liabilities relating to the Prior Agreement. Executive’s rights and benefits with respect to the subject matter of the Prior Agreement shall be exclusively governed by the terms and conditions of this Agreement.

ARTICLE II
SEVERANCE BENEFITS

             2.1     Entitlement To Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following the effective date of a Change in Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the compensation and benefits described in this Article II. If Executive’s employment terminates, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve months following the effective date of a Change in Control, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any payments or benefits under this Article II.

            Payment of any benefits described in this Article II shall be subject to the restrictions and limitations set forth in Article III.

             2.2     Lump Sum Severance Payment. The Company shall pay to the Executive his base pay through the Date of Covered Termination at the rate in effect at the time Notice of Termination is given, subject to any applicable withholding of federal, state or local taxes, plus (i) that portion of Executive’s targeted cash bonus prorated through the Date of Covered Termination, and (ii) all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due. In addition, within thirty (30) days following a Covered Termination, Executive shall receive a lump sum payment equal to one hundred percent (100%) of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes.

             2.3     Stock Options and Restricted Stock. In accordance with Section 4.3, outstanding stock options and any outstanding restricted stock granted by the Company (or Elantec to the extent assumed by the Company) and held by the Executive shall become fully vested and exercisable and the period of time for exercise of stock options following termination of employment shall be extended if a Covered Termination occurs.

             2.4     Welfare Benefits. Following a Covered Termination, Executive and his covered dependents will be eligible to continue their Welfare Benefits coverage under any Welfare Benefits plan or program maintained by the Company on the same terms and conditions

(including cost to Executive) as in effect immediately prior to the Covered Termination, for a period of one (1) year following the Covered Termination.

            With respect to any Welfare Benefits provided through an insurance policy, the Company’s obligation to provide such Welfare Benefits following a Covered Termination shall be limited by the terms of such a policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 2.4, and (ii) if a policy providing health benefits is not amended to provide the continued benefits described in this Section 2.4, the Company shall pay for the cost of comparable replacement coverage (or Medigap insurance if Executive qualifies for Medicare) until the end of the one year period following the Covered Termination.

            The Company shall reimburse Executive for any income tax liability due as a result of the provision of Welfare Benefits under this Article II (and as a result of any payments due under this paragraph) in order to put Executive in the same after-tax position as if no taxable Welfare Benefits had been provided.

            This Section 2.4 is not intended to affect, nor does it affect, the rights of Executive, or Executive’s covered dependents, under any applicable law with respect to health insurance continuation coverage.

             2.5     Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

ARTICLE III
LIMITATIONS AND CONDITIONS ON BENEFITS

             3.1     Withholding of Taxes. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

             3.2     Employee Agreement and Release Prior to Receipt of Benefits. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A . Such employee agreement and release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s proprietary information agreement (which Executive executed in favor of Elantec and which shall inure to the benefit of the Company and be fully enforceable by, and apply in all respects with respect to, the Company). It is understood such employee release and agreement shall comply with applicable law. In the event Executive does not execute such release and agreement within the period required by applicable law, or if Executive revokes such employee agreement and release within the period permitted by applicable law, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

ARTICLE IV
OTHER RIGHTS AND BENEFITS

             4.1     Nonexclusivity. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, and except as expressly provided herein, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

             4.2     Parachute Payments. In the event that any amount or benefit received or to be received by Executive pursuant to this Agreement (other than payment pursuant to this Section 4.2) would constitute an “excess parachute payment” subject to excise tax under Section 4999 of the Code, the Company shall pay to Executive the amount of any such excise tax; provided, however, that no payment shall be made under this Section 4.2 to the extent that it would reduce Executive’s after-tax income.

             4.3     Stock Options and Restricted Stock. The Company shall take all actions necessary to amend all outstanding stock option agreements evidencing outstanding stock options and any outstanding restricted stock grant agreements granted by the Company (or Elantec to the extent assumed by the Company) to Executive such that: (i) in the event of a Covered Termination to provide for (a) full accelerated vesting and exercisability of all of the Executive’s outstanding options to purchase Intersil Class A Common Stock that are issued in accordance with the Merger Agreement in exchange for Executive’s existing options to purchase Elantec Common Stock (the “Existing Options”) and (b) full accelerated vesting and exercisability of any other of Executive’s options to purchase Intersil Class A Common Stock granted by Intersil on or after the Closing Date of the Merger (the “New Options”) or any restricted stock grants granted by Intersil after the Closing Date; and (ii) to permit Executive to exercise (a) the Existing Options for twelve (12) months following a Covered Termination (or the remaining term of the applicable option grant if shorter than 12 months) and (b) the New Options for twenty-four (24) months following a Covered Termination (or the remaining term of the applicable option grant if shorter than 24 months). Notwithstanding the foregoing, the Company shall amend all such stock option or restricted stock grants in a manner that will not adversely affect Executive’s financial position and that does not subject Executive to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended. Any prior amendments that have been made by Elantec with respect to Executive’s stock option agreements providing for accelerated vesting or other rights and benefits in accordance with the Prior Agreement are hereby superseded and made null and void.

             4.4     Indemnity Agreement. The Indemnity Agreement signed by the Executive upon employment with Elantec (which shall be binding on the Company and assumed by the

Company) will remain in full force and effect for 5 years following the Date of Covered Termination.

ARTICLE V
NON-ALIENATION OF BENEFITS

            No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

ARTICLE VI
DEFINITIONS

            For purposes of the Agreement, the following terms shall have the meanings set forth below:

             6.1     “Agreement” means this Executive Change in Control Severance Benefits Agreement.

             6.2     “Annual Base Pay” means Executive’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control, or (ii) the Covered Termination, whichever is greater.

             6.3     “Annual Bonus” means the Executive’s projected or estimated annual cash incentive bonus at target for the fiscal year of the Company in which termination of Executive’s employment occurs.

             6.4     “Change in Control” means the consummation of any of the following transactions after the Effective Time of the Merger:

                         (a)    the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%)of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company’s assets;

                         (b)    any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company’s outstanding Common Stock; or

                         (c)    a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either:

                                      (A)    are directors of the Company at the Effective Time of the Merger;

                                      (B)    are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

                                      (C)    are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

            Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

             6.5     “Company” means Intersil Corporation, a Delaware corporation, and any successor thereto.

             6.6     “Covered Termination” means an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change in Control. No other event shall be a Covered Termination for purposes of this Agreement.

             6.7     “Date of Covered Termination” means the first date following the last date of Executive’s employment with the Company as a result of a Covered Termination.

             6.8     “Involuntary Termination” means Executive’s dismissal or discharge by the Company (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of these reasons unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors (excluding Executive if he is a member of the Board of Directors of the Company at that time) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail.

            The termination of an Executive’s employment would not be deemed to be an “Involuntary Termination” or a “Covered Termination” if such termination occurs as a result of the death or disability of Executive.

             6.9     “Voluntary Termination for Good Reason” means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive’s express written consent:

                         (a)    the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive’s position, status or circumstances of employment as in effect immediately prior to a Change in Control of the Company (notwithstanding the above, Voluntary Termination for Good Reason pursuant to this subsection (a) shall not occur if Executive terminates employment and all that has occurred is that Executive does not hold the title of President and Chief Executive Officer of the surviving parent company after a Change in Control);

                         (b)    a reduction by the Company in Executive’s Annual Base Pay or targeted annual cash incentive bonus in effect at the time;

                         (c)    any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating immediately prior to a Change in Control of the Company (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive immediately prior to a Change in Control of the Company, provided, however, that Executive may not terminate for Good Reason pursuant to this subsection (c) following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by Executive;

                         (d)    a relocation of Executive, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than fifteen (15) miles from the location at which Executive performed Executive’s duties immediately prior to a Change in Control of the Company, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control of the Company;

                         (e)    any breach by the Company of any provision of this agreement; or

                         (f)    any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

             6.10     “Welfare Benefits” means benefits providing for coverage or payment in the event of Executive’s (or Executive’s covered dependent’s) death, disability, illness or injury that were provided to Executive or his covered dependent immediately before a Change in Control, whether taxable or non-taxable and whether funded through insurance or otherwise.

ARTICLE VII
GENERAL PROVISIONS

             7.1     Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the

Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

             7.2     Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company’s payroll records.

             7.3     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

             7.4     Waiver. If either party should waive any breach of any provisions of the Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

             7.5     Complete Agreement. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter hereof, and expressly supersedes all other promises or understandings, whether oral or written, including without limitation the Prior Agreement, Executive’s prior employment agreement with Elantec dated July 12, 2000, and (except to the extent provided below) Executive’s Employment Agreement. For the purpose of clarity, the parties hereto acknowledge and agree that: (i) in the event of any termination of Executive’s employment with the Company which constitutes a Covered Termination hereunder, Executive shall be entitled to the rights and benefits provided for in this Agreement in lieu of any rights or benefits provided for in Executive’s Employment Agreement; provided, however, in the event that the rights and benefits provided Executive by this Agreement are less than the amount and value of the rights and benefits he would receive under Section 7 of his Employment Agreement were his Involuntary Termination or Termination without Cause (as such terms are defined in the Employment Agreement) to occur immediately prior to a Change in Control, he will receive those payments and benefits provided by Section 7 of his Employment Agreement in lieu of the payments and benefits provided pursuant to this Agreement. The determination of whether the rights and benefits provided by Section 7 of the Employment Agreement are paid in lieu of those provided under this Agreement shall be made by Executive; and (ii) in the event of any termination of Executive’s employment with the Company which does not constitute a Covered Termination hereunder, Executive shall be entitled to any rights and benefits otherwise provided for in Executive’s Employment Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

             7.6     Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company’s Board of Directors.

             7.7     Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

             7.8     Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

             7.9     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

             7.10     Attorney Fees. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his reasonable attorneys’ fees and costs incurred in connection with such action if Executive is the prevailing party in such action.

             7.11     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

             7.12     Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

             7.13     Construction of Plan. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

             IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

INTERSIL CORPORATION	EXECUTIVE
By: /s/ Stephen M. Moran	By:	/s/ Richard M. Beyer

Name: Stephen M. Moran Title: Vice President		Richard M. Beyer

Exhibit A

Intersil Corporation

Employee Agreement and Release

            I understand and agree completely to the terms set forth in the foregoing agreement.

            I hereby confirm my obligations under the Agreement Regarding Proprietary Information and Inventions (which I executed in favor of Elantec Semiconductor, Inc. and which shall inure to the benefit of the Company and be fully enforceable by, and apply in all respects with respect to, the Company).

            I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected this settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

            Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal American with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company’s Indemnification Agreement and to provide you with continued coverage under the Company’s directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

            I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

By:

Date: